Exhibit 99.1

            Porter Bancorp, Inc. Continues Stock Repurchase Program

        $2.8 Million Remaining under Program Authorized in December 2006

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Dec. 17, 2007--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that its stock repurchase program announced in December 2006 remains in effect and has approximately $2.8 million remaining under the original $3 million authorized by the Board of Directors.

    "We believe Porter Bancorp's stock represents an attractive investment at recent prices," stated Maria L. Bouvette, president and chief executive officer of Porter Bancorp, Inc. "We remain very positive about the Company's future based on our solid growth in 2007, our expansion into new markets and the opportunities to leverage the acquisitions made this year."

    Porter Bancorp plans to buy shares from time to time in the open market or in private transactions, depending on market conditions, applicable insider trading and other securities laws and regulations, and other corporate considerations. The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, corporate and regulatory requirements and other market and economic conditions. Porter Bancorp plans to fund the repurchase program with available cash. Shares that are repurchased by Porter Bancorp will be retired and become authorized but unissued shares. The stock repurchase program may be suspended or discontinued at any time.

    Forward-Looking Statements

    Statements in this press release relating to Porter Bancorp's plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations. Porter Bancorp's actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the "Risk Factors" section of the Company's Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.

    About Porter Bancorp, Inc.

    Porter Bancorp, Inc. is a bank holding company headquartered in Louisville, Kentucky. It is the seventh largest independent banking organization based on total assets domiciled in the Commonwealth of Kentucky, with $1.3 billion in assets as of September 30, 2007. Through Porter's subsidiary PBI Bank, it operates banking offices in 10 counties located along central Kentucky's Interstate 65 corridor, which runs through Louisville and central Kentucky. Porter Bancorp's common stock is traded on the Nasdaq Global Market under the symbol "PBIB."


    CONTACT: Porter Bancorp, Inc., Louisville
             Maria L. Bouvette, 502-499-4800
             President and CEO